As filed with the Securities and Exchange Commission on July 23, 2003

Registration No. 333-106786

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORASURE TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-4370966
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

220 East First Street

Bethlehem, Pennsylvania 18015

(610) 882-1820

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

Jack E. Jerrett, Esquire

Senior Vice President, General Counsel and Secretary

OraSure Technologies, Inc.

220 East First Street

Bethlehem, Pennsylvania 18015

(610) 882-1820

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent For Service)

COPIES TO:

Jeffrey P. Libson, Esquire

Steven J. Feder, Esquire

Pepper Hamilton LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, PA 19312-1183

(610) 640-7800

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:     From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 23, 2003

PROSPECTUS

[GRAPHIC APPEARS HERE]

$75,000,000

Common Stock

Preferred Stock

Debt Securities

We may sell from time to time in one or more offerings, together or separately:

•	Common Stock

•	Preferred Stock

•	Debt Securities

in one or more series or issuances and their total offering price, in the aggregate, will not exceed $75,000,000. We will provide the specific terms of any securities we actually offer for sale in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. The net proceeds we expect to receive from such sales will be set forth in a prospectus supplement.

Our common stock is listed on the Nasdaq National Market under the symbol “OSUR”. On July 21, 2003, the reported last sale price of our common stock on the Nasdaq National Market was $8.10 per share. None of the other securities are currently publicly traded. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.

Our principal offices are located at 220 East First Street, Bethlehem, Pennsylvania 18015, and our telephone number is (610) 882-1820.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE YOU DECIDE TO INVEST.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July         , 2003

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell, from time to time over the next two years, in one or more offerings, any combination of the securities described in this prospectus in a dollar amount that does not exceed $75,000,000. For further information about our business, and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we may offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the Section entitled, “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

WHO WE ARE

General

As the market leader in oral fluid diagnostics, we develop, manufacture and market oral fluid specimen collection devices using our proprietary oral fluid technologies. In addition, we manufacture and sell proprietary diagnostic products including in vitro diagnostic tests, and other medical devices. Our diagnostic products include tests which are processed in a laboratory and tests which are performed on a rapid basis and read at the point of care. These products are sold in both the United States and certain foreign countries to various distributors, government agencies, clinical laboratories, physicians’ offices, hospitals, and commercial and industrial entities.

In vitro diagnostic testing is the process of analyzing oral fluid, blood, urine and other bodily fluids or tissue for the presence of specific substances or markers for infectious diseases, drugs of abuse or other conditions or diseases. In vitro diagnostic tests are performed outside the body, in contrast to in vivo tests, which are performed directly on or within the body.

Products

Our business includes the following principal products: (1) the OraQuick® rapid HIV-1 antibody test; (2) the OraSure® and Intercept® oral fluid collection devices; and (3) the Histofreezer® portable cryosurgical system. In addition, we sell certain immunoassay tests and reagents for insurance risk assessment, substance abuse and forensic toxicology applications; an oral fluid Western blot HIV-1 confirmatory test; and the Q.E.D.® saliva alcohol test.

OraQuick®. OraQuick® is the only rapid, point-of-care test for HIV-1 (the virus that causes AIDS) that has received U.S. Food and Drug Administration (“FDA”) approval and a waiver under the Clinical Laboratory Improvements Amendments of 1988 (“CLIA”). The OraQuick® test does not require a laboratory as it can be visually read at the point of care in approximately 20 minutes after the sample is collected. The initial FDA approval permits the use of the test in detecting antibodies to HIV-1 in finger stick whole blood samples. However, this test is designed for use with oral fluid (or saliva), venous whole blood and plasma samples as well. We have submitted an application for FDA approval of a venous whole blood claim and are currently performing clinical trials and intend to submit FDA applications later in 2003 for oral fluid and plasma claims.

Our OraQuick® test can be used by approximately 180,000 sites in the United States, including hospitals, outreach clinics, community-based organizations and physicians’ offices. OraQuick® is sold directly by OraSure Technologies primarily into the public health market, to the military and the Centers for Disease Control and Prevention, and to certain international markets. This product is also distributed indirectly in the United States through Abbott Laboratories on a co-exclusive basis with OraSure. Abbott is focusing its sales efforts primarily on the hospital and physicians’ office markets.

OraSure® and Intercept®. OraSure® is the only collection device approved by the FDA for the detection of antibodies to HIV-1 in a sample of oral fluid. We have also obtained FDA clearance for the use of this product for detecting cocaine and cotinine (an indicator for the use of nicotine) in oral fluid. Samples collected with an OraSure® device are processed in a laboratory. If an oral fluid sample tests positive for antibodies to HIV-1, this result must be confirmed with our oral fluid Western blot confirmatory test, which is the only HIV-1 confirmatory test approved by the FDA for use with oral fluid. The OraSure® device is sold predominantly in the insurance market for the screening of life insurance applicants, in physicians’ offices and in the public health market.

A collection device that is substantially similar to the OraSure® device is marketed under the name Intercept®. This device and the associated oral fluid immunoassays constitute the only laboratory-based oral fluid drug test that has been cleared by the FDA. The Intercept® device is used to collect oral fluid to be tested for various drugs, such as marijuana, cocaine, opiates, amphetamines, methamphetamines, phencyclidine (“PCP”), benzodiazepines, barbiturates, and methadone. Intercept® is used primarily by companies to test their employees and prospective employees, in the criminal justice system for testing prison inmates, arrestees and parolees, and in drug treatment and community/family service programs.

Histofreezer®. The Histofreezer® product is an alternative to liquid nitrogen treatment for the removal of warts and other benign skin lesions by freezing. We sell our Histofreezer® product through a dealer network in more than 20 countries worldwide, with most of our revenues coming from sales in the United States to family doctors, pediatricians and podiatrists. By using our Histofreezer® product, these medical professionals can treat warts and other skin lesions for patients that would otherwise need to be referred to a dermatologist for treatment.

We are expanding our Histofreezer® marketing and sales efforts in the professional markets through the engagement of specialized sales forces which will target obstetricians, gynecologists and family physicians. In addition, in April 2003, we entered into an agreement with the maker of the Compound W® line of wart removal products to distribute Histofreezer® under the trade name Freeze Off® into the over-the-counter market in the United States.

Other Information

Our Company was formed in May 2000 under Delaware law solely for the purposes of combining two companies, STC Technologies, Inc. and Epitope, Inc., and changing the state of incorporation of Epitope from Oregon to Delaware. STC Technologies and Epitope were merged into our Company on September 29, 2000. Our principal offices are located at 220 East First Street, Bethlehem, Pennsylvania 18015. Our telephone number is (610) 882-1820, and our website address is http://www.orasure.com. Information contained on our website is not incorporated into this registration statement.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock or other securities could decline due to any of these risks, and you may lose all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us and described below or elsewhere in this prospectus.

Regulatory Risks

The Time Needed to Obtain Regulatory Approvals and Respond to Changes in Regulatory Requirements Could Adversely Affect Our Business.

Many of our proposed and existing products are subject to regulation by the FDA and other governmental or public health agencies. In particular, we are subject to strict governmental controls on the development, manufacture, labeling, distribution and marketing of our products. In addition, we are often required to obtain approval or registration with foreign governments or regulatory bodies before we can import and sell our products in foreign countries.

The process of obtaining required approvals or clearances from governmental or public health agencies can involve lengthy and detailed laboratory testing, human clinical trials, sampling activities and other costly, time-consuming procedures. For example, we are seeking FDA approval for the use of the OraQuick® rapid HIV-1 antibody test on venous whole blood samples and intend to pursue approval of claims for oral fluid and plasma samples. Approval of these claims will include the submission of clinical data and could require significant time to obtain. The submission of an application to the FDA or other regulatory authority for these or other claims does not guarantee that an approval or clearance to market the product will be received. Each authority may impose its own requirements and delay or refuse to grant approval or clearance, even though a product has been approved in another country.

Moreover, the approval or clearance process for a new product can be complex and lengthy. This time span increases our costs to develop new products and increases the risk that we will not succeed in introducing or selling them in the United States or other countries.

At the present time, we have received FDA clearance or approval for the OraSure® and Intercept® oral fluid collection devices, the OraQuick® rapid HIV-1 antibody test (for use with finger-stick whole blood samples only), the UPlink™ drug testing system and opiates assay, the Histofreezer® portable cryosurgical system (in both the professional and over-the-counter markets), the Q.E.D.® saliva alcohol test, the OraSure® oral fluid Western blot HIV-1 confirmatory test, and various other tests.

Newly promulgated or changed regulations could also require us to undergo additional trials or procedures, or could make it impractical or impossible for us to market our products for certain uses, in certain markets, or at all. For example, the Substance Abuse and Mental Health Services Administration (“SAMHSA”), which is part of the U.S. Department of Health and Human Services, is in the process of drafting regulations for the use of oral fluid drug testing for federal workers. Although we believe the SAMHSA regulations, when issued in final form, will permit us to market and sell our oral fluid drug tests for use with federal workers, there is no guarantee that those regulations will do so, and our ability to sell those products in that market could be limited.

The regulations in some states may restrict our ability to sell products in those states. For example, certain states restrict or do not allow the testing of oral fluid for drugs of abuse or the rapid, point-of-care testing for HIV. While we intend to work with state legislators and regulators to remove or modify any applicable restrictions, there is no guarantee we will be successful in these efforts.

In addition, all in vitro diagnostic products that are to be sold in the European Union (“EU”) must bear the CE mark indicating conformance with the essential requirements of the In Vitro Diagnostic Directive (“IVDD”). The deadline for meeting this requirement is December 7, 2003. We will not be permitted to sell our products in the EU without a CE mark after this date, which could lead to the termination of strategic alliances and agreements for sales of those products in the EU. While we intend to CE mark certain existing and future products, and are not aware of any material reason why we will be unable to do so, there can be no assurance that compliance with all provisions of the IVDD will be demonstrated and the CE mark obtained prior to the deadline. The OraSure® and Intercept® collection devices (collection pad only) and Histofreezer® product currently bear the CE mark.

Failure to Comply With FDA or Other Requirements May Require Us to Suspend Production of Our Products Which Could Result in a Loss of Revenues.

We can manufacture and sell many of our products, both in the United States and in some cases abroad, only if we comply with regulations of government agencies such as the FDA. We have implemented quality assurance and other systems that are intended to comply with applicable regulations.

During 2000, the FDA issued warning letters with respect to our serum Western blot HIV-1 confirmatory test, stating that we were not in compliance with the FDA’s regulations. We have responded to each of these letters and voluntarily discontinued this product. The concerns raised by the FDA also applied to the production of our oral fluid Western blot HIV-1 confirmatory test, which we still manufacture in Oregon. Although we believe that we have satisfactorily addressed the points raised by the FDA, the FDA could force us to stop manufacturing products at our Oregon facility if the FDA concludes that we remain out of compliance with applicable regulations. In addition, if the FDA were to find that we are not in compliance with applicable regulations at our manufacturing facilities in Bethlehem, Pennsylvania, we could be forced to stop manufacturing products at those locations as well. The FDA could also require us to recall products if we fail to comply with applicable regulations, which could force us to stop manufacturing such products.

Risks Relating to Our Financial Results, Structure and Need for Financing

We Have a History of Losses.

We have not achieved full-year profitability. We incurred net losses of approximately $3.3 million, $3.7 million, $12.7 million and $1.1 million, in 2002, 2001 and 2000 and for the three months ended March 31, 2003, respectively. As of March 31, 2003, the Company had an accumulated deficit of approximately $130.5 million.

Our limited combined operating history makes it difficult to forecast our future operating results. In order to achieve sustainable profitability, our revenues will have to continue to grow at a significant rate. However, our revenues have remained essentially flat during the past two years.

Our ability to achieve revenue growth, and therefore profitability, will be dependent upon a number of factors including, without limitation, the following:

•	Creating market acceptance for and selling increasing volumes of the OraSure® collection device, the Intercept® and UPlink™ drug testing products, and the OraQuick® rapid HIV-1 antibody test;

•	The degree to which certain of our new products may replace sales of our existing products and the financial impact of that change, including the degree to which our OraQuick® test will replace our OraSure® collection device for HIV-1 testing or sales of the Freeze Off® wart removal product in the over-the-counter market will replace sales of our Histofreezer® product to physicians’ offices or other professional markets;

•	Achieving growth in sales of the Freeze Off® wart removal product in the over-the-counter market;

•	Achieving growth in international markets with our OraQuick® rapid HIV-1 antibody test and other products; and

•	Commercially developing, and obtaining regulatory approval and creating market acceptance for, our Up-converting Phosphor Technology, (“UPT™”), the UPlink™ drugs-of-abuse rapid detection system, and other new products in a time frame consistent with our objectives.

We have not yet fully achieved these objectives and there can be no assurance that we will be able to do so. Moreover, even if we achieve our objectives and become profitable, there can be no assurance that we will be able to sustain such profitability in the future.

Our Reported Financial Results May be Adversely Affected by Changes in Accounting Principles Generally Accepted in the United States.

We prepare our financial statements in conformity with accounting principles generally accepted in the United States. These accounting principles are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the American Institute of Certified Public Accountants, the SEC and various bodies formed to interpret and create appropriate accounting policies. A change in these policies or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

For example, while current accounting rules allow us to exclude the expense of stock options granted to our employees from our financial statements, influential legislators and business policy groups have suggested that the rules be changed to require those options to be expensed. We rely on stock options as an important component of our employee compensation packages. As of April 22, 2003, the FASB had decided to require companies to expense the value of employee stock options and is expected to issue formal guidance on this matter later in 2003 that could become effective in 2004.

If we are required to expense stock options, we may be less likely to achieve profitability, or we may have to decrease or eliminate option grants. Decreasing or eliminating option grants may adversely impact our ability to attract and retain qualified employees.

We May Require Future Additional Capital to Fund Our Operations.

Although we have made significant progress in the past toward controlling expenses and increasing product revenue, we have historically depended, to a substantial degree, on capital raised through the sale of equity securities and bank borrowings to fund our operations.

Our future liquidity and capital requirements will depend on numerous factors, including, but not limited to, the following:

•	The costs and timing of the expansion of our manufacturing capacity;

•	The success of our research and product development efforts;

•	The scope and results of clinical testing;

•	The magnitude of capital expenditures;

•	Changes in existing and potential relationships with business partners;

•	The time and cost of obtaining regulatory approvals;

•	The costs involved in obtaining and enforcing patents, proprietary rights and necessary licenses;

•	The costs and timing of expansion of sales and marketing activities;

•	The timing of the commercial launch of new products;

•	The extent to which existing and new products gain market acceptance;

•	Competing technological and market developments; and

•	The scope and timing of strategic acquisitions.

If additional financing is needed, we may seek to raise funds through the sale of equity or other securities or through bank borrowings. There can be no assurance that financing through the sale of securities, bank borrowings or otherwise, will be available to us on satisfactory terms, if at all.

The Recent Economic Downturn and Terrorist Attacks May Adversely Affect Our Business.

Since the September 11, 2001 terrorist attacks, the United States economy has experienced a decline. Changes in economic conditions could adversely affect our business. For example, in a difficult economic environment, customers may be unwilling or unable to invest in new diagnostic products, may elect to reduce the amount of their purchases or may perform less drug testing because of declining employment levels. A weakening business climate could also cause longer sales cycles and slower growth, and could expose us to increased business or credit risk in dealing with customers adversely affected by economic conditions.

The terrorist attacks and subsequent governmental responses to these attacks could cause further economic instability or lead to further acts of terrorism in the United States and elsewhere. These actions could adversely affect economic conditions outside the United States and reduce demand for our products internationally. Terrorist attacks could also cause regulatory agencies, such as the FDA or agencies that perform similar functions outside the United States, to focus their resources on vaccines or other products intended to address the threat of biological or chemical warfare. This diversion of resources could delay our ability to obtain regulatory approvals required to manufacture, market or sell our products in the United States and other countries.

Risks Relating to Our Industry, Business and Strategy

Our Ability to Sell Products Could be Affected by Competition From New and Existing Diagnostic Products and by Treatment or Other Non-Diagnostic Products Which May be Developed.

The diagnostic industry is focused on the testing of biological specimens in a laboratory or at the point of care and is highly competitive and rapidly changing. Our principal competitors often have considerably greater financial, technical and marketing resources. As new products enter the market, our products may become obsolete or a competitor’s products may be more effective or more effectively marketed and sold than ours. If we fail to maintain and enhance our competitive position, our customers may decide to use products developed by competitors which could result in a loss of revenues.

In addition, the development and commercialization of products outside of the diagnostics industry could adversely affect sales of our product. For example, the development of a safe and effective vaccine to HIV or treatments for other diseases or conditions that our products are designed to detect, could reduce, or eventually eliminate, the demand for our HIV or other diagnostic products and thereby result in a loss of revenues.

Our Research, Development and Commercialization Efforts May Not Succeed or Our Competitors May Develop and Commercialize More Effective or Successful Diagnostic Products.

In order to remain competitive, we must regularly commit substantial resources to research and development and the commercialization of new products.

The research and development process generally takes a significant amount of time from inception to commercial product launch. This process is conducted in various stages. During each stage there is a substantial risk that we will not achieve our goals on a timely basis, if at all, and we may have to abandon a product in which we have invested substantial amounts.

During 2002, 2001 and 2000, we incurred $8.3 million, $9.4 million and $10.4 million, respectively, in research and development expenses. During the three months ended March 31, 2003, we incurred $2.1 million in research and development expenses. We expect to continue to incur significant costs from our research and development activities.

A primary focus of our efforts has been, and is expected to continue to be, our UPT™ technology and the related UPlink™ rapid detection system, which are still under development. However, there can be no assurance that we will succeed in our research and development efforts with respect to UPT™, UPlink™ or other technologies or products.

Successful products require significant development and investment, including testing, to demonstrate their cost-effectiveness or other benefits prior to commercialization. In addition, regulatory approval must be obtained before most products may be sold. Additional development efforts on these products will be required before any regulatory authority will review them. Regulatory authorities may not approve these products for commercial sale. In addition, even if a product is developed and all applicable regulatory approvals are obtained, there may be little or no market for the product. Accordingly, if we fail to develop commercially successful products, or if competitors develop more effective products or a greater number of successful new products, customers may decide to use products developed by our competitors. This would result in a loss of revenues and adversely affect our results of operations, cash flows and business.

If We Lose Our Key Personnel or Are Unable to Attract and Retain Qualified Personnel as Necessary, Our Business Could be Harmed.

Our success will depend to a large extent upon the contributions of our executive officers, management, and sales, marketing, operations and scientific staff. We may not be able to attract or retain qualified employees in the future due to the intense competition for qualified personnel among medical products businesses.

If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will adversely affect our ability to effectively manufacture, sell and market our products, to meet the demands of our strategic partners in a timely fashion, or to support internal research and development programs. Although we believe we will be successful in attracting and retaining qualified personnel, competition for experienced scientists and other personnel from numerous companies and academic and other research institutions may limit our ability to do so on acceptable terms.

We May be Sued for Product Liabilities for Injuries Resulting From the Use of Our Diagnostic Products.

We may be held liable if any of our products, or any product which is made with the use or incorporation of any of our technologies, causes injury of any type or is found otherwise unsuitable during product testing, manufacturing, marketing, sale or usage. Although we have obtained product liability insurance, this insurance may not fully cover potential liabilities. As we bring new products to market, we may need to increase our product liability coverage. We have obtained the required regulatory approvals to sell our Histofreezer® portable cryosurgical system in the consumer or over-the-counter market. We believe the sale of this or other products in the over-the-counter market could increase the risk of potential product liability exposure and the required level of insurance coverage that we will need to maintain. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could affect our decision to commercialize new products.

Efforts to Consolidate or Restructure Could Adversely Affect Our Business.

We may from time to time restructure and consolidate various aspects of our operations in order to achieve cost savings and other efficiencies. For example, during 2001 we began a restructuring of our manufacturing operations which included the transfer of OraQuick® manufacturing from our Beaverton, Oregon facility to Bethlehem, Pennsylvania. In addition, we plan to close our Oregon facility and transfer all remaining manufacturing operations and research and development activities in that facility related to the oral fluid Western blot HIV-1 confirmatory test, along with our contract manufacturing operations for the OraSure® and Intercept® collection devices, to our facilities in Pennsylvania. We must obtain FDA approval to transfer certain operations to another location. This transfer and the need to obtain FDA approval could interfere with or delay our manufacturing processes and disrupt continued operations. Any delay in or disruption of operations, and in particular manufacturing operations, could result in increased costs or could delay or prevent us from selling certain products and thereby result in a loss of revenue.

Future Acquisitions or Investments Could Disrupt Our Ongoing Business, Distract Our Management, Increase Our Expenses and Adversely Affect Our Business.

We may consider strategic acquisitions or investments as a way to expand our business in the future. These activities, and their impact on our business, are subject to the following risk factors:

•	Suitable acquisitions or investments may not be found or consummated on terms that are satisfactory to us;

•	We may be unable to successfully integrate an acquired company’s personnel, assets, management systems and technology into our business;

•	Acquisitions may require substantial expense and management time and could disrupt our business;

•	An acquisition and subsequent integration activities may require greater capital resources than originally anticipated at the time of acquisition;

•	An acquisition may result in the incurrence of unexpected expenses, the dilution of our earnings or our existing stockholders’ percentage ownership, or potential losses from undiscovered liabilities not covered by an indemnification from the seller(s) of the acquired business;

•	An acquisition may result in the loss of existing key personnel or customers or the loss of the acquired company’s key personnel or customers;

•	The benefits to be derived from an acquisition could be affected by other factors, such as regulatory developments, general economic conditions and increased competition; and

•	An acquisition of a foreign business may involve additional risks, including not being able to successfully assimilate differences in foreign business practices or overcome language barriers.

The incurrence of one or more of the above or other factors may prevent us from achieving all or a significant part of the benefits expected from an acquisition or investment. This may adversely affect our financial condition, results of operations and ability to grow our business.

Risks Relating to Collaborators

Our Failure to Maintain Existing Distribution Channels, or Develop New Distribution Channels, May Result in Lower Revenues.

We have marketed many of our products by collaborating with laboratories, diagnostic companies and distributors. For example, our OraSure® oral fluid collection device is distributed to the insurance industry through major insurance testing laboratories. Our sales depend to a substantial degree on our ability to sell products to these customers and develop new product distribution channels, and on the marketing abilities of the companies with which we collaborate.

Some of our distributors have recently consolidated, and such consolidation has had, and may continue to have, an adverse impact on the level of orders for our products. One of these laboratories, LabOne, Inc., acquired another large insurance laboratory customer, Osborne Group, Inc., in 2001. These customers together accounted for approximately 26%, 29% and 30% of our revenues for the years 2002, 2001, and 2000, respectively. As a result of efficiencies gained following this acquisition, LabOne purchased approximately $1 million less of our insurance assays in 2002 than both companies purchased in 2001.

In addition, some distributors have experienced, and may continue to experience, pressure from their customers to reduce the price of their products and testing services. For example, LabOne and our other insurance testing laboratories are facing this pressure and are using lower cost insurance testing assays that they have developed internally or purchased from our competitors. This has reduced our sales of insurance assays and is expected to lower sales of these products in 2003 and beyond.

Although we will try to maintain and expand our business with our distributors, there can be no assurance that such companies will continue to purchase or distribute our products or maintain historic order volumes, or that new distribution channels will be available on satisfactory terms.

The Use of Sole Supply Sources For Critical Components of Our Products Could Adversely Affect Our Business.

We currently purchase certain critical components of our products from sole supply sources. For example, all of the HIV-1 antigen used to make our oral fluid Western blot HIV-1 confirmatory test is purchased from bioMerieux, Inc. (“BMX”), and all of the HIV antigen and nitrocellulose required to make our OraQuick® rapid HIV-1 antibody test is purchased from sole source suppliers. If these suppliers are unable or unwilling to supply the required component, we would need to find another source, and perform additional development work and obtain FDA approval for the use of the alternative component for our products. Completing that development and obtaining such FDA approval could require significant time to complete and may not occur at all. These events could either disrupt our ability to manufacture and sell certain of our products or completely prevent us from doing so. Either event would have a material adverse effect on our results of operations, cash flows and business.

The Unavailability of Certain Products Distributed by a Third Party Could Adversely Affect Sales of Our OraSure® Oral Fluid Collection Device.

In testing an oral fluid sample collected with an OraSure® device for HIV-1 in the United States, our customers must use an HIV-1 screening test approved by the FDA for use with our OraSure® device. Where an oral fluid sample screens positive for HIV-1, our customers must then use our oral fluid Western blot HIV-1 confirmatory test, which has also been approved by the FDA for use with our OraSure® device, to confirm that positive indication.

BMX (bioMerieux, Inc.) manufactures and sells the only oral fluid HIV-1 screening test that has received FDA approval for use in detecting HIV-1 in an oral fluid specimen collected with our OraSure® collection device. BMX has developed a new HIV-1 screening test, and has indicated that this new test will eventually replace its existing FDA-approved HIV-1 screening test. We are working with BMX to obtain FDA approval for use of the new screening test with our OraSure® device. BMX also supplies the HIV-1 antigen used to manufacture our oral fluid Western blot HIV-1 confirmatory test and is the exclusive world-wide distributor of that product.

If BMX ceases to manufacture or sell an HIV-1 screening test approved by the FDA for use with our OraSure® collection device, or if our oral fluid Western blot HIV-1 confirmatory test is not made available to our customers (because BMX either fails to supply the HIV-1 antigen required to make this product or fails to distribute this product), we would need to find alternate suppliers for these products, which would require additional development work and FDA approval. These activities would likely require significant time to complete. If our customers cannot obtain an HIV-1 screening test or Western blot HIV-1 confirmatory test that has been approved by the FDA for use in connection with our OraSure® collection device, these customers would likely stop purchasing our OraSure® device. Sales of the OraSure® device were approximately $12.7 million and $11.5 million, or 40% and 35% of our total revenues, in 2002 and 2001, respectively.

We Are Dependent Upon Strategic Partners to Assist in Developing and Commercializing Some of Our Diagnostic Products.

Although we intend to pursue some product opportunities independently, opportunities that require a significant level of investment for development and commercialization or a distribution network beyond our existing sales force may necessitate involving one or more strategic partners. In particular, our strategy for development and commercialization of UPT™, including the UPlink™ rapid detection system, and certain other products may entail entering into additional arrangements with distributors or other corporate partners, universities, research laboratories, licensees and others. We may be required to transfer material rights to such strategic partners, licensees and others. While we expect that our current and future partners, licensees and others have and will have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted to these activities will be controlled by others. Consequently, there can be no assurance that any revenues or profits will be derived from such arrangements.

Risks Relating to Intellectual Property

Our Success Depends on Our Ability to Protect Our Proprietary Technology.

The diagnostics industry places considerable importance on obtaining patent, trademark, and trade secret protection, as well as other intellectual property rights, for new technologies, products and processes. Our success depends, in part, on our ability to develop and maintain a strong intellectual property portfolio or obtain licenses to patents for products and technologies both in the United States and in other countries.

As appropriate, we intend to file patent applications and obtain patent protection for our proprietary technology. These patent applications and patents will cover, as applicable, compositions of matter for our products, methods of making those products, methods of using those products, and apparatus relating to the use or manufacture of those products. We will also rely on trade secrets, know-how, and continuing technological advancements to protect our proprietary technology.

We have entered, and will continue to enter, into confidentiality agreements with our employees, consultants, advisors and collaborators. However, these parties may not honor these agreements and we may not be able to successfully protect our rights to unpatented trade secrets and know-how. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

Many of our employees, including scientific and management personnel, were previously employed by competing companies. Although we encourage and expect all of our employees to abide by any confidentiality agreement with a prior employer, competing companies may allege trade secret violations and similar claims against us.

We may collaborate with universities and governmental research organizations which, as a result, may acquire part of the rights to any inventions or technical information derived from collaboration with them.

To facilitate development and commercialization of a proprietary technology base, we may need to obtain licenses to patents or other proprietary rights from other parties. Obtaining and maintaining such licenses may require the payment of substantial costs. In addition, if we are unable to obtain these types of licenses, our product development and commercialization efforts may be delayed or precluded.

We may incur substantial costs and be required to expend substantial resources in asserting or protecting our intellectual property rights, or in defending suits against us related to intellectual property rights. Disputes regarding intellectual property rights could substantially delay product development or commercialization activities. Disputes regarding intellectual property rights might include state, federal or foreign court litigation as well as patent interference, patent reexamination, patent reissue, or trademark opposition proceedings in the United States Patent and Trademark Office. Opposition or revocation proceedings could be instituted in a foreign patent office. An adverse decision in any proceeding regarding intellectual property rights could result in the loss or limitation of our rights to a patent, an invention or trademark.

The Sales Potential for OraQuick® Will be Affected by Our Ability to Obtain Certain Licenses.

There are several factors that will affect the specific countries in which we will be able to sell our OraQuick® rapid HIV antibody test and therefore the overall sales potential of the test. One factor is whether we can arrange a sublicense or distribution agreement related to patents for detection of the HIV-2 virus. HIV-2 is a type of the HIV virus estimated to represent a small fraction of the known HIV cases worldwide. Nevertheless, HIV-2 is considered to be an important component in the testing regimen for HIV in many markets. HIV-2 patents are in force in the United States, Canada and Mexico, in most of the countries of Western Europe, and in Japan, Korea, South Africa, and Australia. Access to a license for one or more HIV-2 patents may be necessary to sell HIV-2 tests in countries where such patents are in force, or to manufacture in countries where such patents are in force and then sell into non-patent markets.

The importance of HIV-2 differs by country, and can be affected by both regulatory requirements and by competitive pressures. Because the competitive situation in each country will be affected by the availability of other testing products as well as the country’s regulatory environment, we may be at a competitive disadvantage in some markets without an HIV-2 product. In particular, our ability to sell a product that does not include an HIV-2 test may be limited, or a competitor’s product that includes an HIV-2 test may be preferred and have a competitive advantage over an HIV-1 only test that we sell.

Another factor that may affect the specific countries in which we will be able to sell an OraQuick® rapid HIV-1 or HIV-2 test, and therefore the overall sales potential, concerns whether we can arrange a sublicense or distribution agreement related to any patents which claim lateral flow assay methods and devices covering the OraQuick® rapid HIV antibody tests or their use. OraQuick® is a lateral flow assay device that tests for specific antibodies or other substances. The term “lateral flow” generally refers to a test strip through which a sample flows and which provides a test result on a portion of the strip downstream from where the sample is applied. There are numerous patents in the United States and other countries which claim lateral flow assay methods and devices. Some of these patents may broadly cover the technology used in the OraQuick® test and are in force in the United States and other countries. We may not be able to make the OraQuick® test in the United States and sell it in countries where there is no patent on the device. We have obtained licenses under several lateral flow patents, which we believe should be sufficient to permit the manufacturing and sale of the OraQuick® device as currently contemplated. However, licenses under additional patents may be required.

In the event that it is determined that a license is required and it is not possible to negotiate a license agreement under a necessary patent, we may be able to modify the OraQuick® rapid HIV antibody test such that a license would not be necessary. However, this alternative could delay or limit our ability to sell the OraQuick® rapid HIV antibody test in the United States and other markets, which would adversely affect our results of operations, cash flows and business.

We are Dependent Upon Patents, Licenses and Other Proprietary Rights From Third Parties, Including Rights to Up-Converting Phosphor Compositions, Methods and Apparatuses.

We have licensed the worldwide rights to UPT™ compositions, methods and apparatuses for use in diagnostic applications, which are the subject of numerous United States patents and several pending United States applications. Corresponding patents and patent applications have been granted, issued or filed in numerous foreign countries, including, for example, European countries, Japan and Canada. We cooperate with the licensor to prosecute such patent applications and protect such patent rights. If the licensors do not meet their obligations under the license agreements or do not reasonably consent to sublicenses by us, or if the license agreement is terminated, we could lose the opportunity to develop UPT™.

Risks Relating to Product Marketing and Sales

A Market for Our Products May Not Develop.

Our future success will depend, in part, on the market acceptance, and the timing of such acceptance, of new products such as the Intercept® drug test, the OraQuick® rapid HIV-1 antibody test, products currently under development such as the UPlink™ drugs of abuse rapid detection system and other products using the UPT™ technology, and other new products or technologies that may be developed or acquired and introduced in the future. To achieve market acceptance, we must make substantial marketing efforts and spend significant funds to inform potential customers and the public of the perceived benefits of these products. We currently have limited evidence on which to evaluate the market reaction to products that may be developed, and there can be no assurance that any products will meet with market acceptance and fill the market need that is perceived to exist.

If Acceptance and Adoption of Our Oral Fluid Testing in the Market Does Not Continue, Our Future Results May Suffer.

We have made significant progress in gaining acceptance of oral fluid testing for HIV in the insurance and public health markets. We have also made significant progress in gaining acceptance of oral fluid testing for drugs of abuse in the workplace and criminal justice testing markets. However, the ultimate degree of acceptance in these markets is uncertain, and other markets may resist the adoption of oral fluid HIV testing as a replacement for other testing methods in use today. In addition, certain state laws prohibit or restrict the use of oral fluid testing for drugs of abuse in certain markets. As a result, there can be no assurance that we will be able to expand the use of our oral fluid testing products in these or other markets.

Our Increasing International Presence May be Affected by Regulatory, Cultural or Other Restraints.

We intend to increase international sales of our products. Our international sales accounted for approximately $3.9 million or 12% of total revenues for 2002, approximately $5.3 million or 16% of total revenues for 2001, and approximately $4.0 million or 14% of total revenues for 2000.

A number of factors can slow or prevent international sales, or substantially increase the cost of international sales, including those set forth below:

•	Regulatory requirements (including compliance with applicable customs regulations) may slow, limit, or prevent the offering of products in foreign jurisdictions;

•	The unavailability of licenses to certain patents in force in a foreign country which cover our products may restrict our ability to sell into that country;

•	Our inability to obtain the CE mark on our products in a timely manner may preclude or delay our ability to sell products to the European Union;

•	Cultural and political differences may make it difficult to effectively market, sell and gain acceptance of products in foreign jurisdictions;

•	Inexperience in international markets may slow or limit our ability to sell products in foreign countries;

•	Exchange rates, currency fluctuations, tariffs and other barriers, extended payment terms and dependence on and difficulties in managing international distributors or representatives may affect our revenues even when product sales occur;

•	The creditworthiness of foreign entities may be less certain and foreign accounts receivable collection may be more difficult;

•	Economic conditions, the absence of available funding sources, terrorism, civil unrest and war may slow or limit our ability to sell our products in foreign countries;

•	International markets often have long sales cycles, especially sales to foreign governments, quasi-governmental agencies and international public health agencies, thereby delaying or limiting our ability to sell our products; and

•	We may be at a disadvantage if competitors in foreign countries sell competing products at prices at or below such competitors’ or our cost.

In February 2000, we entered into an agreement for the distribution of our OraQuick® rapid HIV antibody test in a number of African countries. Because of the lack of funding sources in those countries for the purchase of our product and other factors, our distributor failed to meet its minimum purchase commitments under our agreement. As a result, we were forced to write-off approximately $0.6 million of OraQuick® inventory initially manufactured in contemplation of sales to this distributor.

In addition, we have entered into a contract for the manufacture and supply of the OraQuick® rapid HIV antibody test in Thailand. However, we do not have significant direct experience with the use of international manufacturers. Factors such as economic and political conditions and foreign regulatory requirements may slow or prevent the manufacture and distribution of our products in countries other than the United States. Interruption of the supply of our products could reduce revenues or cause us to incur significant additional expenses in finding an alternative source of supply.

Risks Related to this Offering

Applicable law, our charter, our bylaws and preferred stock purchase rights may delay or prevent a change in control or the removal of our current management.

Our board has the authority to issue up to 25,000,000 shares of preferred stock and to determine the price, privileges and other terms of such shares. Our board may exercise this authority without the approval of, or notice to, our stockholders. Accordingly, the rights of the holders of our common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. In addition, the issuance of preferred stock may make it more difficult for a third party to acquire a majority of our outstanding voting stock in order to effect a change in control or replace our current management.

We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. The application of Section 203 could also delay or prevent a third party or a significant stockholder of ours from acquiring control of us or replacing our current management. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock.

In May 2000, our board of directors adopted a plan that grants each holder of our common stock the right to purchase shares of our series A preferred stock. This plan is designed to help insure that all our stockholders receive fair value for their shares of common stock in the event of a proposed takeover of us, and to guard against the use of partial tender offers or other coercive tactics to gain control of us without offering fair value to the holders of our common stock.

In addition, there are provisions in our charter and bylaws, such as a staggered board and significant notice provisions for nominations of directors and proposals for consideration at a meeting of our stockholders. The stockholder rights plan and our charter and bylaws may make it more difficult for a third party to acquire a majority of our outstanding voting stock in order to effect a change in control or replace our current management.

Our stock price could continue to be volatile.

Our stock price has been volatile. For example, since July 1, 2001, the market price of our common stock has fluctuated between $15.00 and $3.33, and since July 1, 2002, the market price of our common stock has fluctuated between $8.62 and $3.33.

The following factors, among others, could have a significant impact on the market for our common stock:

•	future announcements concerning us;

•	future announcements concerning our competitors or industry;

•	governmental regulation;

•	clinical results with respect to our products in development or those of our competitors;

•	developments in patent or other proprietary rights;

•	litigation or public concern as to the safety of products that we or others have developed;

•	the relatively low trading volume for our common stock;

•	period to period fluctuations in our operating results;

•	changes in estimates of our performance by securities analysts;

•	general market and economic conditions; and

•	terrorist attacks, civil unrest and war.

The issuance of additional equity securities may have a dilutive effect on our existing stockholders and could lead to a decline in the price of our common stock.

Any additional sale of equity securities may have a dilutive effect on our existing stockholders. In addition, the perceived risk associated with the possible sale of a large number of shares could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. Subsequent sales of our common stock in the open market or the private placement of our common stock or securities convertible into common stock could also have an adverse effect on the market price of the shares. If our stock price declines, it may be more difficult or we may be unable to raise additional capital.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in the Sections entitled, “Who We Are” and “Risk Factors,” and elsewhere in this prospectus, constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under the Section entitled, “Risk Factors,” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results, except as required by the federal securities laws.

RATIO OF EARNINGS TO FIXED CHARGES

Earnings were insufficient to cover fixed charges by approximately the following amounts for the periods ended as set forth below (in thousands):

	Three Months Ended March 31, 2003	Fiscal Year Ended December 31,			Three Months Ended December 31,	Fiscal Year Ended September 30,
		2002	2001	2000	1999	1999	1998
Deficiency of earnings to cover fixed charges	$1,087,981	$3,342,473	$3,699,000	$12,722,187	$421,287	$4,183,264	$2,374,146

“Fixed charges” consists of interest expense plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor.

Our Company was formed in May 2000, for the purpose of combining two companies, STC Technologies, Inc. (“STC”) and Epitope, Inc. (“Epitope”). On September 29, 2000, STC and Epitope were merged into our Company. The merger was accounted for as a pooling of interests and, accordingly, all prior period financial statements of Epitope have been restated to include the results of STC. The above financial data for each of the years ended September 30, 1999 and 1998 include Epitope’s previous September 30 fiscal year amounts and STC’s December 31 calendar year amounts. On September 29, 2000, the Company changed its fiscal year-end from September 30 to December 31, effective with the calendar year beginning January 1, 2000. A three-month transition period from October 1, 1999 through December 31, 1999 preceded the start of the 2000 fiscal year. As a result of the merger, financial statements for the three-month period ended December 31, 1999 include amounts for Epitope and STC for the three months ended December 31, 1999. Accordingly, STC’s results of operations for the three months ended December 31, 1999 are included in both the financial statements for the year ended September 30, 1999 and for the three-month transition period ended December 31, 1999.

We would have had to generate additional earnings of approximately $1,088,000 for the three-month period ended March 31, 2003 to achieve an earnings to fixed charges ratio of 1:1.

USE OF PROCEEDS

Except as otherwise described in the applicable prospectus supplement, the net proceeds from the sale of the securities offered hereunder will be added to our general funds and used for general corporate purposes, which may include, but are not limited to:

•	ongoing research and development activities;

•	commercialization of new products;

•	potential acquisitions;

•	capital expenditures;

•	patent license fees;

•	debt service and retirement; and

•	general working capital.

The amounts and timing of our actual expenditures for each purpose may vary significantly depending upon numerous factors, including the status of our research and product development efforts, regulatory approvals, competition, marketing and sales activities, the market acceptance of any products introduced by us and economic or other conditions. Pending such uses, we intend to invest the net proceeds of this offering in short-term, investment grade, interest-bearing securities.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange or market, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common stock;

•	preferred stock; and/or

•	debt securities.

In this prospectus, we will refer to the common stock, preferred stock and debt securities collectively as “securities.” The total dollar amount of all securities that we may issue will not exceed $75,000,000.

If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement.

Under our certificate of incorporation, our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.000001 per share, and 25,000,000 shares of preferred stock, par value $0.000001 per share. As of June 27, 2003, we had 38,470,426 shares of common stock outstanding and no shares of preferred stock outstanding. As of June 27, 2003, we had reserved for issuance 120,000 shares of series A preferred stock in connection with our stockholder rights plan (described below). As of the date of this prospectus, we have not issued any shares of our series A preferred stock.

Common Stock

Voting. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name. Subject to applicable law and any preferential rights we may grant to the holders of preferred stock, if any is outstanding, holders of our common stock will have all voting power. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of any outstanding preferred stock, of which there currently is none, persons who hold more than 50% of the outstanding common stock entitled to elect members of our board of directors can elect all of the directors who are up for election in a particular year.

Dividends. If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the holders of preferred stock, if any is outstanding.

Liquidation and Dissolution. If we are liquidated or dissolve, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the holders of preferred stock, if any is outstanding.

Other Rights and Restrictions. Holders of our common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of any series of preferred stock which we may designate in the future. Our certificate of incorporation and bylaws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock. When we issue shares of common stock under this prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

Listing. Our common stock is listed on the Nasdaq National Market under the symbol “OSUR.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

Preferred Stock

General. Our certificate of incorporation authorizes the issuance of up to 25,000,000 shares of preferred stock, par value $0.000001 per share. We have reserved for issuance 120,000 shares of series A preferred stock in connection with our stockholder rights plan. We may issue, from time to time in one or more series, up to 24,880,000 shares of preferred stock, the terms of which may be determined at the time of issuance by our board of directors, without further action by our stockholders, and may include voting rights, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The shares of each series of preferred stock shall have preferences, limitations and relative rights, including voting rights, identical with those of other shares of the same series and, except to the extent provided in the description of such series, of those of other series of preferred stock.

The issuance of any preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of our board of directors to issue preferred stock could discourage, delay or prevent a takeover or change in control.

The description of the terms of a particular series of preferred stock in the applicable prospectus supplement will not be complete. You should refer to the applicable certificate of designation for complete information regarding a series of preferred stock. The prospectus supplement will also contain a description of U.S. federal income tax consequences relating to the preferred stock, if material.

The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock, including, where applicable:

•	the series designation, stated value and liquidation preference of such preferred stock and the number of shares offered;

•	the offering price;

•	the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

•	any redemption or sinking fund provisions;

•	the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;

•	the terms and conditions, if any, on which shares of such series shall be exchangeable for shares of our stock of any other class or classes, or other series of the same class;

•	the voting rights, if any, of shares of such series in addition to those set forth in the Section entitled, “Voting Rights,” below;

•	the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;

•	the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us, of our common stock or of any other class of our stock ranking junior to the shares of such series as to dividends or upon liquidation;

•	the conditions and restrictions, if any, on the creation of indebtedness of us, or on the issue of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

•	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

If we issue shares of preferred stock under this prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

Voting Rights. The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Other. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Certain Effects of Authorized But Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, facilitating corporate acquisitions or paying a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law, or the DGCL, which, subject to certain exceptions and limitations, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the date that such stockholder became an interested stockholder, unless:

(i)	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(ii)	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (for the purposes of determining the number of shares outstanding under the DGCL, those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer are excluded from the calculation); or

(iii)	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes:

(i)	any merger or consolidation involving the corporation and the interested stockholder;

(ii)	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

(iii)	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

(iv)	any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

(v)	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

For purposes of Section 203, an interested stockholder is defined as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Selected Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation provides that the number of directors shall be as determined by the board of directors from time to time, but shall be at least three and not more than twelve. It further provides that directors may be removed only for cause, and then only by the affirmative vote of the holders of at least a majority of all outstanding voting stock entitled to vote in an election of directors. These provisions, in conjunction with the provision of the certificate of incorporation authorizing the board of directors to fill vacant directorships, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

Our certificate of incorporation further provides that the board of directors will be divided into three classes, with each class containing as nearly as possible one-third of the total number of directors and the members of each class serving for staggered three-year terms. At each annual meeting of our stockholders, the number of directors equal to the number of the class whose term expires at the time of such meeting will be elected to hold office until the third succeeding annual meeting of stockholders. This provision could make it more difficult for stockholders to take control of the board of directors.

Our certificate of incorporation provides that stockholders may act only at an annual or special meeting of stockholders and may not act by written consent unless such consent is unanimous. Special meetings of the stockholders can be called only by our Chairman of the Board, Chief Executive Officer, President, or board of directors pursuant to a resolution approved by a majority of the whole board of directors. This provision will prevent stockholders from removing board members by calling a special meeting of stockholders without the consent of the Chairman of the Board, the Chief Executive Officer, the President or the board of directors.

Our bylaws contain provisions (i) requiring that advance notice be delivered to us of any business to be brought by a stockholder before any meeting of stockholders and (ii) establishing procedures to be followed by stockholders in nominating persons for election to the board of directors. Generally, such advance notice provisions provide that written notice must be given to us by a stockholder, with respect to director nominations or stockholder proposals, not less than 90 nor more than 120 days prior to the meeting (except that if less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, then notice by the stockholder, to be timely, must be received within 10 days of the date on which notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs). Such notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the bylaws.

Our certificate of incorporation authorizes the board of directors to take into account (in addition to any other considerations which the board of directors may lawfully take into account) in determining whether to take or to refrain from taking corporate action on any possible acquisition proposals, including proposing any related matter to our stockholders, the long-term as well as short-term interests of our company and its stockholders, including the possibility that these may be best served by the continued independence of our company, customers, employees and other constituencies and any subsidiaries, as well as the effect upon communities in which we do business. In considering the foregoing and other pertinent factors, the board of directors is not required, in considering our best interests, to regard any particular corporate interest or the interest of any particular group affected by such action as a controlling interest.

Certain provisions of the certificate of incorporation and bylaws, including those described above, may only be amended by stockholders upon the affirmative vote of the holders of at least two-thirds of the outstanding voting capital stock entitled to vote on such amendment.

The preceding provisions could have the effect of discouraging, delaying or making more difficult certain attempts to acquire us or to remove incumbent directors even if a majority of our stockholders believe the attempt to be in their or our best interests. The foregoing summaries are qualified in their entirety by reference to our certificate of incorporation and bylaws, copies of which are incorporated by reference into the registration statement of which this prospectus is a part.

Stockholder Rights Plan

In May 2000, our board of directors adopted a stockholder rights plan. Pursuant to the rights plan, we distributed a dividend of one right to purchase shares of our capital stock under certain circumstances specified in the rights plan, for each outstanding share of common stock. We refer to these purchase rights as the “Rights.” The Rights trade with the common stock and will detach and become exercisable only if, in a transaction not approved by our board of directors, ten business days elapse after either a person (together with that person’s affiliates or associates) acquires 15% or more of the outstanding shares of our common stock, or announces a tender offer the completion of which would result in ownership by a person (together with such person’s affiliates or associates) of 15% or more of those shares.

If the Rights detach and become exercisable as a result of the commencement of a tender offer, unless subsequently redeemed, each Right then would entitle its holder to purchase one one-thousandth of a share of the series A preferred stock for an exercise price specified in the rights plan (which is intended to equal the estimated value of our common stock at the end of the ten-year life of the Rights). If we were to be involved in a merger or other business combination transaction after the Rights become exercisable, each Right would entitle its holder to purchase, for the Right’s exercise price, a number of the acquiring or surviving company’s shares of common stock having a market value equal to twice the exercise price. If, in a transaction not approved by our board of directors, a person (together with such person’s affiliates or associates) acquires 15% or more of the outstanding shares of our common stock, each Right would entitle its holder (other than the acquiring person and its affiliates and associates, all of whose Rights become automatically void) to purchase, for the Right’s exercise price, a number of shares of our common stock having a market value equal to twice the exercise price. At any time after a person (together with such person’s affiliates or associates) acquires at least 15%, but not more than 50%, of the outstanding shares of our common stock, our board of directors can elect to exchange one share of common stock for each Right (other than Rights held by such acquiring person and its affiliates and associates). We would be entitled to redeem the Rights at $.01 per Right at any time until ten business days following a public announcement that a person (together with such person’s affiliates or associates) has acquired beneficial ownership of 15% or more of the outstanding shares of common stock. Following such an announcement, or, subject to certain exceptions specified in the rights plan, the acquisition of beneficial ownership of 15% or more of the outstanding shares of common stock by the acquirer (together with such person’s affiliates or associates), the Rights acquired by such person or persons would be null and void. Prior to the date upon which the Rights detach, the terms of the rights plan could be amended by our board of directors without the consent of the holders of the Rights. The Rights expire on May 6, 2010, unless earlier redeemed by us.

The rights plan may deter takeover bids for our Company. To the extent an acquirer would be discouraged by the rights plan from acquiring an equity position in us, stockholders may be deprived from receiving a premium for their shares. The issuance of additional shares of common stock prior to the time the Rights become exercisable would result in an increase in the number of Rights outstanding.

We anticipate that the series A preferred stock, if issued, would rank junior to all other series of preferred stock as to the payment of dividends and the distribution of assets in liquidation, unless the terms of any such other series provide otherwise. Each share of series A preferred stock would have a quarterly dividend rate per share equal to 1,000 times the per share amount of any dividend (other than a dividend payable in shares of common stock or a subdivision of the common stock) declared from time to time on the common stock, subject to certain adjustments. The holders of series

A preferred stock would be entitled to receive a preferred liquidation payment per share of $1,000 (plus accrued and unpaid dividends) or, if greater, an amount equal to 1,000 times the payment to be made per share of common stock. Generally, the holder of each share of series A preferred stock would vote together with the common stock (and any other series of preferred stock entitled to vote on such matter) on any matter as to which the common stock is entitled to vote, including the election of directors. The holder of each share of series A preferred stock would be entitled to 1,000 votes, or one vote for each one one-thousandth of a share. In the event of any merger, consolidation, combination or other transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or property, the holder of each share of series A preferred stock would be entitled to receive 1,000 times the aggregate amount of stock, securities, cash and/or property into which or for which each share of common stock is changed or exchanged.

The foregoing dividend, voting and liquidation rights of the series A preferred stock would be protected against dilution in the event that additional shares of common stock are issued pursuant to a stock split or stock dividend. Because of the nature of the series A preferred stock’s dividend, voting, liquidation and other rights, the value of the one one-thousandth of a share of series A preferred stock purchasable with each Right is intended to approximate the value of one share of common stock.

Stock Option Plan

As of June 27, 2003, a total of 4,472,419 options to purchase shares of our common stock have been granted and remain outstanding and unexercised under our stock option plan.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement.

The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds and/or other evidences of indebtedness. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. We have filed forms of the indentures as exhibits to the registration statement which includes this prospectus.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the debt securities and indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture and any relevant indenture supplement applicable to a particular series of debt securities. Except as we might otherwise indicate, the terms of the senior indenture and subordinated indenture are identical.

General

We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title;

•	the principal amount being offered, and if a series, the total authorized amount and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, the terms and who the depository will be;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•	the date, if any, on which, and the price at which, we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness or issuing additional securities;

•	a discussion on any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	material changes in the amount of outstanding debt that is secured, and/or senior debt ranking equally with the senior debt that may be issued under the senior indenture and senior to the subordinated debt that may be issued under the subordinated indenture;

•	any provisions for payment of additional amounts for taxes and any provision for redemption, if we must pay such additional amount with respect to any debt security;

•	whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities including any additional events of default or covenants provided with respect to the debt securities, and any terms which may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Redemption

The indentures contain a provision which allow us to redeem all or a portion of the debt securities on and after the dates specified in the applicable prospectus supplement and in accordance with the terms established for such debt securities as specified in the applicable prospectus supplement. We are required to send a notice to all debt securities holders no less than 30 days and no more than 90 days prior to the redemption date which shall specify:

•	the redemption date;

•	the redemption price; and

•	the particular debt securities to be redeemed if such redemption is not for the entire debt security.

If less than all of the debt securities of a series are to be redeemed, we must give the debenture trustee at least 45 days’ notice in advance of the redemption date as to the aggregate principal amount of debt securities of the series to be redeemed. Upon receipt of the notice, the debenture trustee shall select, by lot or in such other manner as it shall deem appropriate and fair in its discretion, the debt securities to be redeemed and shall thereafter promptly notify us in writing of the numbers of the debt securities to be redeemed, in whole or in part. In any event, the debenture trustee’s determination shall provide for the selection of a portion or portions (equal to one thousand U.S. dollars ($1,000) or any integral multiple thereof) of the principal amount of such debt securities of a denomination larger than $1,000.

Events Of Default Under The Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant or agreement contained in the debt securities or the indentures, other than a covenant or agreement specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

If an event of default with respect to debt securities of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of all debt securities of that series due and payable immediately.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders of debt securities of any other series.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity, to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions, within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under the Section entitled, “Consolidation, Merger or Sale;”

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

•	to evidence and provide for the acceptance of appointment by a successor trustee;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, or to surrender any right or power conferred on us under the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time for payment of interest, or any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See Section entitled, “Legal Ownership of Securities,” for a further description of the terms relating to any global or book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless otherwise indicated in the applicable prospectus supplement, we will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing, assuming or guaranteeing any other secured or unsecured debt, nor does the indenture limit the amount of indebtedness or other liabilities that any subsidiary can create, incur, assume or guarantee. As of June 30, 2003, we had $4,145,164 of outstanding indebtedness that would have constituted senior indebtedness under the subordinated indenture.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers and are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under the Section entitled, “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under the Section entitled, “Legal Ownership of Securities,” above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which such securities may be listed.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

Trading Markets and Listing Of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on The Nasdaq National Market. We may elect to list any other class or series of securities on any exchange or market, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Passive Market Marking

Any underwriters who are qualified market markers on The Nasdaq National Market may engage in passive market making transactions in the securities on The Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

The validity of the securities we are offering by this prospectus will be passed upon for us by Pepper Hamilton LLP, Philadelphia, Pennsylvania. Jeffrey P. Libson, Esq., a partner at Pepper Hamilton LLP, owns options to purchase 21,184 shares of our common stock.

EXPERTS

The financial statements of OraSure Technologies, Inc. as of December 31, 2002 and for the year then ended, have been incorporated by reference herein and in the registration statement of which this prospectus forms a part, in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements incorporated by reference in this registration statement of which this prospectus forms a part as of December 31, 2001 and for the years ended December 31, 2001 and 2000 have been incorporated by reference in reliance on the report of Arthur Andersen LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

Effective May 21, 2002, the Company’s audit committee approved the dismissal of Arthur Andersen LLP as the Company’s independent auditors and the appointment of KPMG LLP to serve as the Company’s independent auditors. After reasonable efforts, the Company has not been able to obtain the written consent of Arthur Andersen LLP to the incorporation by reference of its report into this registration statement. The Company has dispensed with the requirement to file the written consent of Arthur Andersen LLP in reliance on Rule 437a promulgated under the Securities Act. Since the Company has not been able to obtain the written consent of Arthur Andersen LLP, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP incorporated by reference herein or any omissions to state a material fact required to be stated therein.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, and file reports, proxy statements and other information with the SEC. You may read and copy such reports, proxy statements and other information, including the registration statements and all of their exhibits, at the SEC public reference room located at:

450 Fifth Street, N.W.

Judiciary Plaza

Room 1024

Washington, D.C. 20549

You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement of which this prospectus forms a part and the documents incorporated by reference that are listed below, are also available from the SEC’s Web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

The SEC allows us to “incorporate by reference” into this prospectus certain information that we file with it. This means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. You should read the information incorporated by reference because it is an important part of this prospectus.

We incorporate by reference the following documents that we have filed or may file with the SEC (but we do not incorporate by reference any documents or portions of documents that we furnish to or are otherwise not deemed filed with the SEC):

1.	Our Annual Report on Form 10-K for the year ended December 31, 2002;

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

3.	Our Current Reports on Form 8-K filed on January 31, 2003, February 6, 2003 and June 27, 2003;

4.	Our Definitive Proxy Statement filed April 11, 2003;

5.	The description of our capital stock contained in Exhibit 99 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

6.	The description of rights to purchase shares of preferred stock contained in the Registration Statement on Form 8-A filed on June 11, 2001; and

7.	All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and before the termination of this offering.

If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. We will provide such documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document. You should address written requests for documents as follows:

Corporate Secretary

OraSure Technologies, Inc.

220 East First Street

Bethlehem, Pennsylvania 18015

(610) 882-1820

Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our 10-Q, 8-K and 10-K reports to the SEC. Also note that we provide a cautionary discussion of risks and uncertainties relevant to our business in the “Risk Factors” section of this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

ORASURE TECHNOLOGIES, INC.

$75,000,000

Common Stock

Preferred Stock

Debt Securities

PROSPECTUS

July     , 2003

This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. You should read both this prospectus and any prospectus supplement together with the additional information described under the Section entitled, “Where You Can Find More Information.”

Part II

Information Not Required In Prospectus

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee	$6,068
Printing fees	$10,000
Legal fees and expenses	$30,000
Accounting fees and expenses	$10,000
Miscellaneous fees and expenses	$5,000

TOTAL	$61,068

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Delaware law authorizes a corporation to limit or eliminate the personal liability of its directors for monetary damages for breach of a director’s fiduciary duty of care. Delaware law further enables corporations to limit available relief to equitable remedies such as injunction or rescission. Absent the limitations authorized by Delaware law, directors are accountable for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. Accordingly, our directors will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability for breach of the duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for the unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware, or for any transaction in which a director has derived an improper personal benefit.

Our bylaws require us to indemnify to the fullest extent permitted by Delaware law any person who is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was our director, officer, employee or agent, or is serving as a director, officer, employee or agent of another enterprise at our request. Indemnification is not, however, permitted under the bylaws unless the person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, that such person had no reasonable cause to believe such person’s conduct was unlawful. The bylaws further provide that we shall not indemnify any person for any liabilities or expenses incurred by such person in connection with an action, suit or proceeding by or in the right of OraSure Technologies in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless and only to the extent that the court in which the action, suit or proceeding is brought determines that the person is entitled to indemnity for such expenses. The indemnification provided by the bylaws is not exclusive of any other rights to which those seeking indemnification may be otherwise entitled.

We have entered into indemnification agreements with certain of our directors and officers. The indemnification agreements provide that we will indemnify these directors and officers against all liabilities and expenses actually and reasonably incurred in connection with any action, suit or proceeding (including an action by or in the right of OraSure Technologies) to which any of them is, was or at any time becomes a party, or is threatened to be made a party, by reason of their status as a director or officer, or by reason of their serving or having served at the request or on behalf of OraSure Technologies as a director, officer, trustee or in any other comparable position of any other enterprise to the fullest extent allowed by law. No indemnity will be provided under the indemnification agreements for any amounts for which indemnity is provided by any other indemnification obligation or insurance maintained by us or otherwise. Indemnity will not be available to any director or officer on account of conduct which is finally adjudged by a court to have been knowingly fraudulent, deliberately dishonest or willful misconduct. No indemnification will be provided if a final court adjudication determines that such indemnification is not lawful, or in respect of any suit in which judgment is rendered against any director or officer for an accounting of profits made from a purchase or sale of securities of OraSure Technologies in violation of Section 16(b) of the Exchange Act or of any similar law, or on account of any remuneration paid to any director or officer which is adjudicated to have been paid in violation of law.

We have also obtained director’s and officer’s liability insurance.

Item 16. List of Exhibits

The exhibits filed as part of this registration statement are as follows:

Exhibit	Description

1.1	The form of equity underwriting agreement will be filed as an exhibit to a Current Report of the Company on Form 8-K and incorporated herein by reference.

1.2	The form of debt underwriting agreement will be filed as an exhibit to a Current Report of the Company on Form 8-K and incorporated herein by reference.

4.1	Certificate of Incorporation of OraSure Technologies is incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4 (No. 333-39210), filed June 14, 2000.

4.2	Certificate of Amendment to Certificate of Incorporation dated May 23, 2000 is incorporated by reference to Exhibit 3.1.1 to the Company’s Registration Statement on Form S-4 (No. 333-39210), filed June 14, 2000.

4.3	Amended and Restated Bylaws of OraSure Technologies, effective as of February 4, 2003, are incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

4.4	Specimen certificate representing shares of OraSure Technologies $.000001 par value Common Stock is incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 (No. 333-39210), filed August 8, 2000.

4.5	Rights Agreement, dated as of May 6, 2000, between OraSure Technologies and ChaseMellon Shareholder Service, L.L.C. (now called Mellon Investor Services LLC), as Rights Agent, is incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 (No. 333-39210), filed August 8, 2000.

4.6	Certificate of Designation of Series A Preferred Stock of OraSure Technologies (filed as Exhibit A to the Rights Agreement referred to in Exhibit 4.5).

4.7	Stockholders Agreement among STC Technologies, Inc., Healthcare Ventures V, L.P., RHO Management Trust II, Hudson Trust and Pennsylvania Early Stage Partners, L.P., dated March 30, 1999, is incorporated by reference to Exhibit 4.3 to Amendment No. 3 to the Company’s Registration Statement on Form S-4 (No. 333-39210), filed August 30, 2000.

4.8	Amendment to Stockholders Agreement filed as Exhibit 4.7 is incorporated by reference to Exhibit 4.4 to Amendment No. 3 to the Company’s Registration Statement on Form S-4 (No. 333-39210), filed August 30, 2000.

4.9	Second Amendment to Stockholders Agreement dated as of June 29, 2001 is incorporated by reference to Exhibit 4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

4.10*	Form of subordinated indenture.

4.11*	Form of senior indenture.

4.12	The form of any senior note with respect to each particular series of senior notes issued hereunder will be filed as an exhibit to a Current Report of the Company on Form 8-K and incorporated herein by reference.

4.13	The form of any subordinated note with respect to each particular series of subordinated notes issued hereunder will be filed as an exhibit to a Current Report of the Company on Form 8-K and incorporated hereby by reference.

4.14	The form of any certificate of designation with respect to any preferred stock issued hereunder and the related form of preferred stock certificate will be filed as exhibits to a Current Report of the Company on Form 8-K and incorporated herein by reference.

5.1**	Opinion of Pepper Hamilton LLP regarding legality of securities being registered.

12.1*	Statement of Computation of Ratio of Earnings to Fixed Charges.

23.1**	Consent of KPMG LLP.

23.2**	Consent of Pepper Hamilton LLP (included in its Opinion filed as Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included on signature page).

25.1***	Statement of Eligibility of Trustee

*	Previously filed.

**	Filed herewith.

***	To be filed separately pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (i) and (ii)

above do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, OraSure Technologies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Bethlehem, Pennsylvania on July 23, 2003.

ORASURE TECHNOLOGIES, INC.

By:	/s/ MICHAEL J. GAUSLING
Michael J. Gausling
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 23, 2003.

Signature	Title

/s/ MICHAEL J. GAUSLING Michael J. Gausling	President, Chief Executive Officer (Principal Executive Officer) and Director

/s/ RONALD H. SPAIR Ronald H. Spair	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ MARK L. KUNA Mark L. Kuna	Vice President and Controller (Principal Accounting Officer)

* Carter H. Eckert	Director

* Frank G. Hausmann	Director

* Ronny B. Lancaster	Director

* Gregory B. Lawless	Director

* Roger L. Pringle	Director

* Douglas G. Watson	Director

* By:	/s/ RONALD H. SPAIR
Ronald H. Spair
Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description

1.1	The form of equity underwriting agreement will be filed as an exhibit to a Current Report of the Company on Form 8-K and incorporated herein by reference.

1.2	The form of debt underwriting agreement will be filed as an exhibit to a Current Report of the Company on Form 8-K and incorporated herein by reference.

4.1	Certificate of Incorporation of OraSure Technologies is incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4 (No. 333-39210), filed June 14, 2000.

4.2	Certificate of Amendment to Certificate of Incorporation dated May 23, 2000 is incorporated by reference to Exhibit 3.1.1 to the Company’s Registration Statement on Form S-4 (No. 333-39210), filed June 14, 2000.

4.3	Amended and Restated Bylaws of OraSure Technologies, effective as of February 4, 2003, are incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

4.4	Specimen certificate representing shares of OraSure Technologies $.000001 par value Common Stock is incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 (No. 333-39210), filed August 8, 2000.

4.5	Rights Agreement, dated as of May 6, 2000, between OraSure Technologies and ChaseMellon Shareholder Service, L.L.C. (now called Mellon Investor Services LLC), as Rights Agent, is incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 (No. 333-39210), filed August 8, 2000.

4.6	Certificate of Designation of Series A Preferred Stock of OraSure Technologies (filed as Exhibit A to the Rights Agreement referred to in Exhibit 4.5).

4.7	Stockholders Agreement among STC Technologies, Inc., Healthcare Ventures V, L.P., RHO Management Trust II, Hudson Trust and Pennsylvania Early Stage Partners, L.P., dated March 30, 1999, is incorporated by reference to Exhibit 4.3 to Amendment No. 3 to the Company’s Registration Statement on Form S-4 (No. 333-39210), filed August 30, 2000.

4.8	Amendment to Stockholders Agreement filed as Exhibit 4.7 is incorporated by reference to Exhibit 4.4 to Amendment No. 3 to the Company’s Registration Statement on Form S-4 (No. 333-39210), filed August 30, 2000.

4.9	Second Amendment to Stockholders Agreement dated as of June 29, 2001 is incorporated by reference to Exhibit 4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

4.10*	Form of subordinated indenture.

4.11*	Form of senior indenture.

4.12	The form of any senior note with respect to each particular series of senior notes issued hereunder will be filed as an exhibit to a Current Report of the Company on Form 8-K and incorporated herein by reference.

4.13	The form of any subordinated note with respect to each particular series of subordinated notes issued hereunder will be filed as an exhibit to a Current Report of the Company on Form 8-K and incorporated hereby by reference.

4.14	The form of any certificate of designation with respect to any preferred stock issued hereunder and the related form of preferred stock certificate will be filed as exhibits to a Current Report of the Company on Form 8-K and incorporated herein by reference.

5.1**	Opinion of Pepper Hamilton LLP regarding legality of securities being registered.

12.1*	Statement of Computation of Ratio of Earnings to Fixed Charges.

23.1**	Consent of KPMG LLP.

23.2**	Consent of Pepper Hamilton LLP (included in its Opinion filed as Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included on signature page).

25.1***	Statement of Eligibility of Trustee

*	Previously filed.

**	Filed herewith.

***	To be filed separately pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939.